UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2015, Messrs. R. S. Evans and E. Thayer Bigelow resigned from the Board of Directors (the “Board”) of Huttig Building Products, Inc. (“Huttig”). Mr. Evans had announced on February 27, 2015, that he would resign from the Board effective immediately following Huttig’s April 2016 Annual Meeting after over 40 years of service on the Board. On December 2, 2015, Mr. Richard S. Forté also resigned from the Board. The resignations resulted from a potential conflict of interest which has arisen between Huttig and its former parent, Crane Co. from which Huttig was spun-off in December 1999. Mr. Evans serves as the Chairman of the Board of Directors of Crane Co. and Messrs. Bigelow and Forté serve on Crane Co.’s Board. The potential conflict involves Huttig’s claim that Crane Co. has certain indemnification obligations to Huttig in connection with the cleanup of contamination at a property in Montana formerly owned by Huttig. The cleanup of the formerly-owned property is described in further detail in Huttig’s periodic filings with the Securities and Exchange Commission, including Note 7 — “Commitments and Contingencies” to Huttig’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014, and Note 4 — “Contingencies” to Huttig’s interim consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Huttig has reconstituted its Board committees in connection with these resignations to replace the resigning members with other directors. These resignations did not result from a disagreement with Huttig regarding Huttig’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc. (Registrant)

Date: December 4, 2015	/s/ Jon P. Vrabely
Jon P. Vrabely
President and Chief Executive Officer